AccuPoll™
The clear choice

September 30, 2005

Philip G. Trubey
15101 Red Hill Ave.
Tustin, CA 92780

Re: Amendment No. 1 to
Promissory Note Dated May 23, 2005

Dear Mr. Trubey:

Reference is hereby made to that certain Promissory Note (the "Note") in the principal amount of $156,210.00 dated May 23, 2005 issued to you by AccuPoll Holding Corp. (the "Company"). As consideration for an additional loan from you to the Company in the amount of $132,416.00, the undersigned does hereby agree to increase the principal amount of the Note in the amount of $288,626.00.

Except as expressly amended hereby, all of the terms and provisions of the Note is and shall remain in full force and effect. This amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law or the actual domiciles of the parties.

Please acknowledge your understanding of and agreement with the foregoing by signing this letter agreement in the space provided below.

Sincerely,

William E. Nixon
President and Chief Executive Officer

Agreed and Accepted this
______ day of __________ 2005

____
Philip G. Trubey

15101 Red Hill Ave., Suite 220 Tustin, CA 92780 949.200.4000 fax 714.258.7800 www.accupoll.com